Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS RECEIVES

NOTICES OF NON-MONETARY DEFAULT UNDER CREDIT AGREEMENTS

SCHEDULES CONFERENCE CALL FOR MARCH 25, 2009 AT 5:00 PM EASTERN TIME

Los Angeles, CA – March 25, 2009 – Prospect Medical Holdings, Inc. (NYSE Amex: PZZ) (“Prospect” or “the Company”), which owns and operates four community-based hospitals and manages the medical care of approximately 190,000 HMO enrollees in southern California, today announced that it has received Notices of non-monetary Default on its first and second lien credit agreements (the “Notices”), under which Prospect currently owes approximately $139 million (comprised of $136 million in original debt and $3 million in added PIK fees).  The Notices contend that Prospect violated a requirement associated with the May 15, 2008 Credit Agreement Amendments to divest certain operations by December 31, 2008, which date was subsequently extended to March 17, 2009.   The Notices declare, among other things, the lenders’ right to terminate the loans, exercise any and all remedies available and immediately begin assessing default interest rates.

Based on all of the facts, including numerous discussions with the lenders, Prospect vehemently disputes the existence of any event of default.  Prospect has made, on time and in full, all of its required principal and interest payments since the inception of the loans, and anticipates continuing to do so for the remaining duration of the loans.

Since the Credit Agreements were amended effective May 15, 2008, Prospect has been in full compliance with all financial and other loan covenants, has significantly exceeded all of its performance projections and has successfully undertaken a wide variety of operational initiatives that have substantially enhanced the value and performance of the Company, all during a very difficult economic climate.   Some of these initiatives were outlined in the Company’s press release dated November 13, 2008. At the time that the Company entered into the May 15, 2008 Credit Agreement Amendments, the Company was underperforming and the lenders assessed substantial penalties and fees and instituted very significant interest rate increases. Based on that prior underperformance, the Company’s maximum Leverage Ratio covenant was set as high as 7.40 to 1, and the Minimum Trailing Twelve Month (TTM) EBITDA covenant was set as low as $16.75 million. As reported in the Company’s Earnings Release for the quarter ended December 31, 2008, the Company reported TTM Adjusted EBITDA of $43.7 million and a Net Debt: Adjusted TTM EBITDA Ratio of 2.51. The Company expects to report an even higher TTM Adjusted EBITDA and an even lower Net Debt: Adjusted TTM EBITDA Ratio when it reports results for the current quarter.

The Company has formally engaged an investment banking firm to undertake a refinancing of the current debt. Notwithstanding current market conditions, based on the Company’s very strong, sustained performance and cash flow generation, the Company firmly believes that it will be able to complete a refinancing - on substantially more attractive terms and with a capital partner more aligned with, and supportive of, the Company’s excellent performance and disciplined future expansion plans.

Prospect is currently negotiating with its lenders, and is hopeful that an agreement between the parties can be reached, although there can be no assurances.

CONFERENCE CALL

Management will host a conference call on Wednesday, March 25, 2009 at 5:00 pm ET / 2:00 pm PT, to discuss this development.  Interested parties may participate in the call by dialing (866) 267-2584 (Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Prospect Medical Holdings conference call.

The conference call will be broadcast live over the internet at the following link:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=67145&CompanyID=PROSPECT&e=1&mediaKey=FD1088B6F9BDB79FFAEA6E426404E661

To listen to the live call on the internet, go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 30 days.

ABOUT PROSPECT MEDICAL HOLDINGS

Prospect Medical Holdings operates four community-based hospitals in the greater Los Angeles area and manages the medical care of individuals enrolled in HMO plans in Southern California, through a network of approximately 14,000 specialist and primary care physicians.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 29, 2008, as well as risks and uncertainties arising from Prospect’s acquisition of Alta and ProMed, and the debt incurred by Prospect in connection with those acquisitions.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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